Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Joint Proxy Statement/Prospectus and to the incorporation by reference therein of our reports dated February 20, 2014, with respect to the consolidated financial statements and schedules of Aviv REIT, Inc. and Aviv Healthcare Properties L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

January 2, 2015